Exhibit 99.2

FOR IMMEDIATE RELEASE Contact: George Troutman Chief Financial Officer (614) 748-1150 George.Troutman@pinnacle.com

PDSi ANNOUNCES NEW DIRECTOR

COLUMBUS, Ohio (August 1, 2006) Pinnacle Data Systems, Inc. (AMEX: PNS) today announced that Benjamin Brussell was appointed to the Board of Directors during its meeting on July 27, 2006. Mr. Brussell is a Class I independent director whose term expires in 2007 and fills the vacancy created as a result of the resignation of Mr. Chris Winslow, who was the Company’s former President and also a member of the Board.

John Bair, Chairman of the Board and Chief Technology and Innovation Officer, commented, “We are delighted to have Benjamin join our Board of Directors. His extensive professional experience, particularly in corporate strategy and planning, strategic alliances and finance matters, will be a valued addition to our Board as we strive to build PDSi’s value by continuing our transition toward becoming a global professional services company.”

Mr. Brussell is President of Generation Management Company (Boulder, Colorado), which he joined in 2001. The company advises public and non-public companies regarding the initiation, structuring, and negotiation of strategic alliances and financial transactions.

(more)

Previously, Mr. Brussell was Vice President, Corporate Development for Plantronics (Santa Cruz, California), the world’s leading supplier of communications headsets. He was responsible for the development and implementation of corporate strategic initiatives including acquisitions, investments, divestitures, strategic alliances, and OEM product sourcing.

Mr. Brussell also served in Corporate Development positions with increased responsibilities at Storage Technology Corporation from 1990-1998. He developed and executed strategic initiatives in support of corporate objectives, including acquisition of technology and distribution capabilities, divestiture and outsourcing of non-core operations, OEM sourcing and distribution, and cooperative product development.

From 1985 to 1990, Mr. Brussell worked at Salomon Brothers (New York, New York), initially as an Associate in the Finance Strategy Group and was elected Vice President, Corporate Finance in the Technology Group in 1988. In those positions he covered clients in a range of technology-related businesses, including information technology systems, services and distribution; defense/aerospace as well as telecom equipment and services. At Salomon Brothers, Mr. Brussell also gained transaction experience in mergers & acquisitions, public and private equity, convertible, and fixed financings, restructurings, and other financial advisory engagements.

He has served on the Board of Directors of companies involved in storage products, gigabit network products, and data storage management software.

Mr. Brussell earned a Masters Degree in Management from the Massachusetts Institute of Technology Sloan School of Management in 1985 and a Bachelor of Arts degree from Wesleyan University in 1982.

(more)

About PDSi

PDSi provides professional services around the development, deployment and support of sophisticated computer systems that are, or are in, the products of its world-leading original equipment manufacturer customer base in the computer and network, imaging, medical, telecommunications, and aerospace equipment industries, among others. PDSi offers a full range of engineering, product development, project and program management, integration, manufacturing, and lifecycle support services designed to increase product speed to market and engineered product life while decreasing overall costs to develop, deploy and service their products. For more information, visit the PDSi Website at www.pinnacle.com.

###